Exhibit 10.68

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

OPTION AGREEMENT

by and between

QLT INC.

a company duly incorporated under the laws of British Columbia

and

MATI THERAPEUTICS INC.

a company duly incorporated under the laws of Delaware

Dated as of December 24, 2012

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into as of December 24, 2012 by and between QLT Inc., a company duly incorporated under the laws of British Columbia (“Optionor”), and Mati Therapeutics Inc., a company duly incorporated under the laws of Delaware (“Optionee”).

RECITALS

WHEREAS, Optionor desires to grant, and Optionee desires to obtain, the exclusive right and option to purchase assets of Optionor and its Affiliates related to the punctal plug drug delivery program (the “Punctal Plug Program”) in accordance with the terms and conditions of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Optionee shall pay to Optionor the sum of five hundred thousand U.S. dollars (US$500,000) on the date hereof (the “Initial Option Payment”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

THE OPTION

Section 1.1 Grant of Option.

Subject to the payment of the Initial Option Payment, Optionor hereby grants to Optionee the exclusive right and option (the “Option”) to purchase the “Purchased Assets” as defined in that certain asset purchase agreement (the “Asset Purchase Agreement”), in the form attached hereto as Exhibit A but with such modifications to the schedules and exhibits attached thereon as provided under Section 4.7 or otherwise mutually agreed upon in writing by the parties after the date hereof and in accordance with the terms and conditions of this Agreement and the Asset Purchase Agreement.

Section 1.2 Option Period.

Optionee may exercise the Option at any time during the period commencing on the date hereof and expiring 90 days thereafter (subject to extension from time to time in accordance with Section 1.3 of this Agreement) (including any such extension, the “Option Period”) pursuant to Section 1.4 of this Agreement.

Section 1.3 Option Extension.

The Option Period may be extended for up to three successive 30-day periods upon Optionee’s delivery of a written notice of extension to Optionor in the form attached hereto as Exhibit B (the “Option Extension Notice”) and the payment by Optionee to Optionor of one hundred thousand U.S. dollars (US$100,000) for each 30-day extension (each, an “Option Extension Payment,” and collectively with the Initial Option Payment, the “Total Option Payment”) not less than 10 days prior to the expiration of the then-current Option Period.

Section 1.4 Option Exercise.

(a) The Option may be exercised by Optionee at any time during the Option Period, provided that the Optionee provides non-binding notice of its intent to exercise the Option to Optionor no more than ten (10) Business Days, but at least five (5) Business Days, prior to the Option Exercise and all closing deliveries of Optionee set forth in Section 1.10 of the Asset Purchase Agreement have been delivered on or prior to, or will be delivered immediately following, the Option Exercise Date, or the requirement that such items be delivered upon execution of the Asset Purchase Agreement shall have been waived in writing by Optionor. The Option shall be deemed to have been exercised by Optionee upon Optionee’s delivery of a written notice of exercise to Optionor in the form attached hereto as Exhibit C (the “Option Exercise Notice”) (the “Option Exercise”). The date on which the Option Exercise Notice is given is referred to herein as the “Option Exercise Date.” Optionee may elect to exercise or not exercise the Option in its sole discretion, and nothing contained herein or in any other agreement delivered in connection herewith shall be deemed to create any obligation on the part of Optionee to exercise the Option.

(b) On the fifth (5th) Business Day after the Option Exercise Date, or such other date mutually agreed upon in writing by the parties, (i) Optionor and Optionee shall duly execute and deliver the Asset Purchase Agreement (including the schedules, as amended pursuant to Section 4.7, and exhibits attached thereto) pursuant to the terms and conditions set forth therein, (ii) Optionor shall duly execute and/or deliver to Optionee the documents and instruments set forth under Section 1.9 of the Asset Purchase Agreement, (iii) Optionee shall duly execute and/or deliver to Optionor the documents and instruments set forth under Section 1.10 of the Asset Purchase Agreement, and (iv) Optionee shall pay the amount set forth in Section 1.5(a) of the Asset Purchase Agreement (the “Initial Payment”). The closing of the transactions contemplated under the Asset Purchase Agreement is referred to herein as the “Asset Sale Closing”.

2

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF OPTIONOR

Subject to such exceptions as are disclosed in the corresponding Section, subsection or clause of the Optionor’s disclosure schedule included as part of the Asset Purchase Agreement (the “Optionor Disclosure Schedule”) (or disclosed in any other Section, subsection or clause of the Optionor Disclosure Schedule; provided, that it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other Section, subsection or clause of this Article II), Optionor hereby represents and warrants to Optionee as follows:

Section 2.1 Corporate Organization, Standing and Power.

Optionor is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. Optionor has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Optionor has all requisite corporate power and authority to carry on its business as now being conducted as relates to the Purchased Assets.

Section 2.2 Consents, Authorization and Enforceability.

(a) To Optionor’s Knowledge, no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Optionor or the Purchased Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, authorizations or notices, if any, described in Section 2.2(a) of the Asset Purchase Agreement or on Section 2.2(a) of the Optionor Disclosure Schedule.

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Optionor of this Agreement and each of the other agreements contemplated hereby to which Optionor is or will be a party and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement constitutes a valid and binding obligation of Optionor, enforceable against Optionor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 2.3 Title to Assets.

(a) Optionor has good and marketable title to all of the Purchased Assets. Optionor holds all of the Purchased Assets free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, licenses, sublicenses and encumbrances of any kind, nature or description (collectively, “Liens”), except for the following Liens (collectively, “Permitted Liens”): (i) those Liens set forth on Section 2.3 of the Optionor Disclosure Schedule; (ii) Liens released prior to the Asset Sale Closing; (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of business for immaterial amounts; (iv) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable and (v) any Liens for immaterial amounts which in the aggregate do not, and would not if one or more such Liens were enforced, materially detract from the value of the Purchased Assets or materially impair the use of the Purchased Assets in the Business.

3

(b) To Optionor’s Knowledge, except as otherwise disclosed in the Optionor Disclosure Schedule, the Purchased Assets constitute all of the assets, tangible and intangible, owned or licensed by Optionor and its Affiliates material to the Punctal Plug Program as conducted by Optionor during 2012.

Section 2.4 Non-Contravention.

The execution and delivery of this Agreement by Optionor does not and the consummation of the transactions contemplated hereby by Optionor will not (a) violate any provision of the articles or similar governance documents that may be applicable to Optionor, (b) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any material term or provision of, or constitute a material default under, any Assumed Contract or other contract material to the Punctal Plug Program to which Optionor is a party or by which Optionor or the Purchased Assets are bound, except as would not reasonably be expected to have a Material Adverse Effect, (c) result in the creation of any Lien on the Purchased Assets (other than a Permitted Lien) or (d) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority by which Optionor is bound or subject.

Section 2.5 Contracts and Commitments.

There is not under any Assumed Contract, or to Optionor’s Knowledge under any other contract material to the Punctal Plug Program: (A) any existing material default by Optionor or, to Optionor’s Knowledge, by any other Party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by Optionor or, to Optionor’s Knowledge, by any other Party, or result in a right to accelerate or terminate or result in a loss of any material rights of Optionor, except as would not reasonably be expected to have a Material Adverse Effect. Except for Contracts that may be terminated by Optionor or its Affiliates without penalty on less than 60 days prior notice, employment agreements between Optionor or its Affiliates and employees or officers of Seller or its Affiliates, the Seller Intercompany Agreements or confidentiality agreements entered into in the ordinary course of business of Optionor or its Affiliates, the Assumed Contracts set forth on Schedule 1.1(b) of the Asset Purchase Agreement are all of the Contracts to which Optionor and its Affiliates are a party that are currently in effect and are currently material to the Punctal Plug Program.

Section 2.6 Intellectual Property.

(a) Schedule 1.1(a) of the Asset Purchase Agreement sets forth a description of all Patents and Trademarks primarily related to the Punctal Plug Program and owned by Optionor (collectively, the “Punctal Plug IP”), specifying as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof, if any; and (iii) the jurisdiction in which such item exists or is registered. There are no agreements related to the Purchased Assets pursuant to which Optionor permits any other Person to use any Punctal Plug IP.

4

(b) There are no claims pending or, to the Knowledge of Optionor, threatened in writing by or against Optionor or before any Governmental Authority, challenging the validity of any Punctal Plug IP.

(c) The consummation of the transactions contemplated hereby will not alter or impair any of Optionor’s right, title or interest in or to all Punctal Plug IP, and Optionor is not a licensor or licensee in respect of any of the Punctal Plug IP, does not pay any royalty to or receive any royalty from any Person with respect thereto, and has not granted any rights to or received any rights from any Person with respect thereto

(d) Each Person who is or was an employee, officer or contractor of Optionor or its Affiliates since October 8, 2007 who contributed in any material respect to the creation or development of the Punctal Plug IP has signed an agreement containing obligations of confidentiality and an assignment to Optionor or its Affiliates of all rights in such individual’s or entity’s contribution to the Punctal Plug IP.

(e) Optionor has paid all filing fees, issue fees, annuities and other fees and charges applicable to the Punctal Plug IP, including those required for the issuance, registration, maintenance, filing and prosecution of the Punctal Plug IP, except as would not have a Material Adverse Effect. No Punctal Plug IP is the subject of any pending, or to Optionor’s Knowledge threatened, interference, opposition, cancellation, protest, litigation or other challenge or Action that has not previously disclosed to Optionee. To Optionor’s Knowledge, since October 8, 2007, Optionor and its patent counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Punctal Plug IP, except as would not reasonably be expected to have a Material Adverse Effect.

(f) To Optionor’s Knowledge, no Governmental Authority has any rights in the Punctal Plug IP.

(g) To Optionor’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired Patent within the Punctal Plug IP.

(h) To Optionor’s Knowledge, no Action has been instituted or is pending against Optionor or has been threatened in writing that challenges the right of Optionor with respect to its use or ownership of the Punctal Plug IP.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right to cause, (i) a loss of, or Lien on, any Punctal Plug IP; (ii) the release, disclosure, or delivery of any Punctal Plug IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other material right or interest under, to, or in any of the Punctal Plug IP.

5

(j) Notwithstanding anything to the contrary herein, the Seller does not make and expressly disclaims any representation that [***].

Section 2.7 Litigation.

There is no material Action pending or, to Optionor’s Knowledge, threatened in writing against Optionor or, to Optionor’s Knowledge, any predecessor in interest to Optionor, before or by any Governmental Authority against, relating to or affecting the Purchased Assets or seeking to prevent Optionor’s performance of this Agreement and the transactions contemplated hereby.

Section 2.8 Compliance with Law.

Optionor has conducted its Business in compliance in all material respects with Applicable Laws, except for non-compliance not reasonably expected to have a Material Adverse Effect.

Section 2.9 Taxes. There are no material Liens for Taxes on any of the Purchased Assets (other than Permitted Liens) and there are no Taxes of Seller related to the Purchased Assets which could become liabilities of Buyer. None of the Purchased Assets constitutes a “United States real property interest” for federal income tax purposes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

Optionee hereby represents and warrants to Optionor that the statements contained in this Article III are true and correct as of the date hereof:

Section 3.1 Organization, Standing and Authority.

Optionee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Optionee has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 3.2 Consents, Authorization and Enforceability.

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Optionee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets. All requisite corporate action necessary to authorize the execution, delivery and performance by Optionee of this Agreement

6

has been taken. This Agreement constitutes a valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 3.3 Non-Contravention.

The execution and delivery of this Agreement by Optionee does not and the consummation of the transactions contemplated hereby by Optionee will not (a) violate any provision of the certificate of incorporation, bylaws or similar governance documents that may be applicable to Optionee, (b) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under any material agreement or material arrangement to which Optionee is a party or by which it is bound or (c) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Optionee is bound or subject.

Section 3.4 Litigation.

There is no Action pending, or to the knowledge of Optionee, threatened in writing, against Optionee before or by any Governmental Authority which seeks to prevent Optionee’s performance of this Agreement and the transactions contemplated hereby.

Section 3.5 Employees and Consultants. Optionee has not, directly or indirectly, engaged or solicited the services of any Person who is not an Eligible Person.

Section 3.6 Financing. Optionee has obtained, and/or has a reasonable basis to believe that it will obtain, financing sufficient to fund the Asset Sale Closing.

ARTICLE IV.

COVENANTS; AGREEMENTS

Section 4.1 Conduct of Business.

From the date hereof through the Termination Date, Optionor shall (except as contemplated by this Agreement, or as consented to by Optionee in writing, which consent shall not be unreasonably withheld or delayed) hold the Purchased Assets in a commercially reasonable manner that is consistent with the terms of this Agreement and the Asset Purchase Agreement (the “Ordinary Course of Business”), and refrain from taking any action inconsistent with this Agreement or with the consummation of the transactions contemplated under the Asset Purchase Agreement or that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Optionor shall not, and shall not permit any of its Affiliates to, unless consented to by Optionee in writing (which consent shall not be unreasonably withheld or delayed), with respect to the Business:

(a) fail to pay or discharge any debts, liabilities or obligations when due, except as would not reasonably be expected to have a Material Adverse Effect;

7

(b) extend, materially modify, terminate or renew any Contract set forth on Schedule 1.1(b) of the Asset Purchase Agreement (the “Assumed Contracts”), except in the Ordinary Course of Business or as would not reasonably be expected to have a Material Adverse Effect;

(c) subject to Optionor’s right to abandon Patents included in the Purchased Assets pursuant to Section 4.3, sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or subject to any Lien (other than Permitted Liens) any of the Purchased Assets or any interests therein, except in the Ordinary Course of Business or as would not reasonably be expected to have a Material Adverse Effect;

(d) transfer or assign any Punctal Plug IP; or

(e) [***] related to the Purchased Assets, except as Optionor reasonably determines is necessary or appropriate to [***], or would not reasonably be expected to have a Material Adverse Effect;

(f) intentionally do any other act or fail to take any action which would cause any representation or warranty hereunder to be untrue in any material respect (except those qualified by materiality or Material Adverse Effect, in which case untrue in any respect), or any condition to the transactions contemplated hereby not to be satisfied; or

(g) enter into any agreement, or otherwise become obligated, to take any of the actions referenced in paragraphs (a) through (f) of this Section 4.1, except as permitted pursuant to Section 4.5.

Notwithstanding anything in this Section 4.1 or any provision of this Agreement to the contrary, Optionor shall have no obligation to (i) maintain the employment or relationship of any employee of or consultant to the Optionor in connection with the Business, (ii) [***] or (iii) refrain from entering into any agreement with respect to the Purchased Assets or the Business the effectiveness of which is expressly conditioned upon the Expiration of the Option Period without an Option Exercise. For greater certainty, Optionor will not enter into any such agreement with respect to the Purchased Assets that purports to be binding on Optionee unless and until Optionee agrees in writing to be bound thereby.

Section 4.2 Access to Information.

From the date hereof through the Termination Date, Optionor shall use commercially reasonable efforts to provide Optionee and its accountants, legal counsel and other representatives with reasonable access to all Assumed Contracts and Assigned Books and Records (as defined in the Asset Purchase Agreement). Optionee may disclose information related to the Purchased Assets, the Punctal Plug Program, this Agreement and the Asset

8

Purchase Agreement to its financial advisors and potential sources of capital or financing and their representatives, provided that such financial advisors and potential sources of capital or financing and their representatives agree in writing to keep such information confidential under terms no less restrictive than the Confidentiality Agreement.

Section 4.3 Intellectual Property.

From the date hereof through the Termination Date, Optionor shall be responsible for the prosecution, maintenance, enforcement and defense of the Patents included in the Purchased Assets, subject to the terms and conditions of the Assumed Contracts; provided that (i) [***] and (ii) [***]. After the Asset Sale Closing, Optionee shall be responsible for the prosecution, maintenance, enforcement and defense of the Patents included in the Purchased Assets, at Optionee’s expense, subject to the terms and conditions of the Assumed Contracts and the Asset Purchase Agreement.

Section 4.4 Employees.

Optionee may employ, retain or enter into a contract with any Eligible Person in its sole discretion. Optionor hereby consents to any such employment, retention or contract and irrevocably (but subject to termination as provided below) waives any rights it may have under any [***]. Such waiver shall terminate, effective upon termination of this Agreement, if the Asset Sale Closing does not occur at or prior to such termination of this Agreement. Optionee shall not, directly or indirectly, engage or solicit the services of any person employed or previously employed by Optionor who is not an Eligible Person, without Optionor’s prior written consent. “Eligible Person” means any person whose employment or relationship with Optionor (a) ended prior to [***], and/or (b) was terminated involuntarily and without cause by Optionor.

9

Section 4.5 Exclusivity.

From the date hereof through the Termination Date, Optionor shall not enter into any agreement or understanding with any party for the license or sale of any or all of the Purchased Assets unless such agreement or understanding is expressly conditioned upon the Expiration of the Option Period without an Option Exercise. Subject to the foregoing, Optionor may continue to prospect for third parties potentially interested in the Purchased Assets, enter into discussions with any such third party and provide diligence materials to any such third party; provided that prior to any such discussions or provision of any such materials, Optionor shall have entered into a confidentiality agreement with such third party that is not materially less restrictive than the Confidentiality Agreement, and such confidentiality agreement, if entered into after December 1, 2012 or if entered into on or prior to December 1, 2012 and assignable to Optionee as of the date entered into, shall be treated as an Assumed Contract under the Asset Purchase Agreement; provided, further that Optionor shall not disclose any documents or other information to any such third party or its representatives that it has not disclosed to the Optionee if such disclosure would cause a waiver of any legal privilege. Further, nothing in this Agreement shall prohibit Optionor from entering into any discussions or negotiations regarding, and completing, the sale or all or substantially all of its business, which could include the Purchased Assets, provided that any such sale is concluded subject to the rights of Optionee under this Agreement.

Section 4.6 Notification.

Each party shall give prompt notice to the other party of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (i) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in this Agreement or the Asset Purchase Agreement, were it to be executed and delivered, or (ii) any representation or warranty to be untrue in any material respect (except those qualified by materiality, in which case untrue in any respect) pursuant to this Agreement or the Asset Purchase Agreement, were it to be executed and delivered; provided, however, that such notice shall not be deemed to cure any breach of this Agreement or to satisfy any condition.

Section 4.7 Updates to Optionor Disclosure Schedule. At any time, and from time to time, prior to the Option Exercise, Optionor shall have the right (but not the obligation) to supplement or amend the Optionor Disclosure Schedule by written notice to Optionee to disclose only the following: (i) any matter first arising or occurring after the date hereof or the change after the date hereof of any matter disclosed on the Option Disclosure Schedule as of the date hereof; and (ii) any matter that first becomes the Knowledge of Optionor after the date hereof, to the extent that the applicable representation concerning such matter is qualified to Optionor’s Knowledge, whether or not such matter first arose or occurred prior to the date hereof or during the Option Period, and whether or not Optionor first received notice of such matter during the Option Period (but excluding, for the avoidance of doubt, any matter that first becomes the Knowledge of Optionor on or prior to the date hereof) (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Optionor Disclosure Schedule as of the Closing Date (as defined in the Asset Purchase Agreement).

10

Section 4.8 Protected Health Information. To the extent that any information delivered by the Optionor to the Optionee hereunder contains any protected health information, Optionee agrees to comply in all material respects with any applicable security and privacy standard regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder, or any applicable federal, state, provincial or other privacy, data security, and data security breach notification laws with respect to such information.

ARTICLE V.

TERMINATION

Section 5.1 Termination.

This Agreement shall terminate either (i) upon the expiration of the Option Period if the Option is not exercised by Optionee pursuant to Section 1.4 of this Agreement, (ii) at the Asset Sale Closing if the Option is exercised by Optionee or (iii) by the Optionee upon written notice to the Optionor (the “Termination Date”).

Section 5.2 Consequences of Termination.

In the event of termination of this Agreement pursuant to Section 5.1, all rights and obligations of each party hereunder shall terminate, and neither party shall have any liability to the other party hereunder; provided, however, that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Indemnification by Optionor.

Optionor covenants and agrees to indemnify and hold Optionee and its Affiliates harmless from and against, and to reimburse Optionee and its Affiliates for, any claim for any losses, damages, liabilities or expenses, including counsel fees, incurred by Optionee or its Affiliates by reason of or arising from any breach of any representation , warranty, covenant or agreement of Optionor contained in this Agreement.

Section 6.2 Indemnification by Optionee. Optionee covenants and agrees to indemnify and hold Optionor and its Affiliates harmless from and against, and to reimburse Optionor and its Affiliates for, any claim for any losses, damages, liabilities or expenses, including counsel fees, incurred by Optionor or its Affiliates by reason of or arising from any breach of any representation, warranty, covenant or agreement of Optionee contained in this Agreement.

Section 6.3 Limitation of Liability. The aggregate liability of Optionor or Optionee for any and all liabilities and claims of any kind pursuant to this Agreement, including any claim under to Section 6.1 and 6.2, respectively, shall not exceed the sum of the Total Option Payment paid by Optionee.

11

Section 6.4 Remedies.

(a) Each Party acknowledges and agrees that the remedies provided for in this Article VI shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (i) limit the liability of any Party for fraud or (ii) prevent any Party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any Party contained herein or in any agreement contemplated hereunder.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that they shall be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in New York City, New York, or to seek a permanent injunction from the Arbitrator in addition to any other remedy to which they are entitled at law or in equity.

Section 6.5 Disclaimer. EXCEPT AS SET FORTH IN ARTICLE II OF THIS AGREEMENT AND THE OPTIONOR DISCLOSURE SCHEDULE, THE OPTIONOR MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE PURCHASED ASSETS OR THE PUNCTAL PLUG PROGRAM. THE OPTIONEE ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENTS MADE BY OR ON BEHALF OF THE OPTIONOR, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2 OF THIS AGREEMENT AND THE OPTIONOR DISCLOSURE SCHEDULE.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Defined Terms.

(a) As used herein, the terms below shall have the following meanings:

“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

12

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Applicable Law” means all federal, provincial, state, local or foreign law (including United States) (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement.

“Business” means the business of operating and developing the Punctal Plug Program.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in Vancouver, British Columbia and/or the City of New York, New York are not required to be open.

“Confidentiality Agreement” means that certain confidentiality agreement, dated August 13, 2012, between Optionor and Bob Butchofsky and that certain confidentiality agreement, dated November 21, 2012, between Optionor and Optionee.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including, without limitation, leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, confidentiality agreements, options and warranties).

“Domain Names” means domain names in the United States and all other nations throughout the world, whether registered or unregistered and pending applications to register the same.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Knowledge” means, with respect to Optionor, the actual knowledge of the persons who are the senior officer(s) of Optionor responsible for the relevant matter as of the date of this Agreement or as of the date of any Schedule Supplement with respect to such matter; and with respect to Optionee, the actual knowledge of senior officers of Optionee responsible for the relevant matter.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

13

“Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (i) have a materially adverse effect on the Purchased Assets taken as a whole, including the value thereof or on Optionee’s ability to receive, operate and develop the Purchased Assets taken as a whole free of Liens (other than Permitted Liens) pursuant hereto and to the Asset Purchase Agreement; provided, however, that none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes or effects in general economic or financial conditions; (b) changes in Applicable Laws; (c) changes or effects that generally affect the pharmaceutical or medical device industry; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or the compliance with the provisions of this Agreement, or (ii) prevent or materially delay consummation of the transactions contemplated hereby or under the Asset Purchase Agreement.

“Patents” means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty or addition thereto, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, 800 numbers, Domain Names, URLs, trade names, service names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all common law rights, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.

14

(b) The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Asset Purchase Agreement	1.1
Asset Sale Closing	1.4(b)
Assumed Contracts	4.1(b)
Eligible Person	4.4
Initial Option Payment	Recitals
Initial Payment	1.4(b)
Liens	2.3(a)
Option	1.1
Option Exercise	1.4(a)
Option Exercise Date	1.4(a)
Option Exercise Notice	1.4(a)
Option Extension Notice	1.3
Option Extension Payment	1.3
Option Period	1.2
Optionee	Preamble
Optionor	Preamble
Optionor Disclosure Schedule	Article II
Ordinary Course of Business Permitted Liens	4.1 2.3(a)
Punctal Plug IP	2.6(a)
Punctal Plug Program	Recitals
Purchased Assets	1.1
Schedule Supplement	4.7
Termination Date	5.1
Total Option Payment	1.3

(c) Any other capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the Asset Purchase Agreement.

Section 7.2 Interpretation Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but, depending on the context, not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

15

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

Section 7.3 Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction.

Section 7.4 Assignment; No Third-Party Beneficiaries.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Optionor without the prior written consent of Optionee, or by Optionee without the prior written consent of Optionor, provided that Optionor may assign its rights and obligations hereunder to any acquiror of all or substantially all of the assets of Optionor, including an assignment by operation of law. Any assignment in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns and the Persons indemnified pursuant to Section 6.1 hereof, any legal or equitable rights hereunder.

Section 7.5 Notices.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed telecopy; the day after it is sent, if sent for next day delivery to a U.S. or Canadian address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

16

If to Optionee:

Mati Therapeutics Inc.

[***]

Austin, Texas, USA 78746

Facsimile: [***]

Attention: Robert Butchofsky

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Facsimile: (650) 463-2600

Attention: Alan C. Mendelson, Esq.

If to Optionor:

QLT Inc.

887 Great Northern Way

Vancouver, BC V5T 4T5

Canada

Facsimile: (604) 873-0816

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Facsimile: (617) 310-9623

Attention: James E. Dawson, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

Section 7.6 Choice of Law.

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as such laws are applied to agreements between residents of the State of New York that are entered into in the State of New York.

17

Section 7.7 Entire Agreement; Amendments and Waivers .

This Agreement, the Asset Purchase Agreement, the Confidentiality Agreement and all exhibits and schedules delivered hereto and thereto constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.9 Invalidity.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument

Section 7.10 Expenses.

Except as otherwise specified in this Agreement, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.

Section 7.11 Specific Performance.

Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

Section 7.12 Cumulative Remedies.

All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

18

Section 7.13 Public Disclosure. Any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby shall be issued in such form as mutually agreed upon by Optionor and Optionee. Except as may be required to comply with any applicable Legal Requirement or the rules and regulations of each stock exchange upon which the securities of Optionor or Optionee are listed, if any, no other press release or similar public announcement or public communication shall, at any time, be made by Optionor or Optionee or caused to be made by them concerning this Agreement or the transactions contemplated hereby unless the disclosing party shall have made reasonable efforts to consult with the other party in advance with respect thereto. Notwithstanding anything to the contrary in the foregoing, each party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with this Section 7.13.

[Signature Page Follows]

19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

OPTIONOR:

QLT INC.

By:	/s/ Jeffrey Meckler
Name: Jeffrey Meckler
Title: Executive Transition Committee Member

OPTIONEE:

MATI THERAPEUTICS INC.

By:	/s/ Robert Butchofsky
Name: Robert Butchofsky
Title: President

Exhibit A

Form of Asset Purchase Agreement

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AND SALE AGREEMENT

by and between

QLT INC.

a company duly incorporated under the laws of British Columbia

and

MATI THERAPEUTICS INC.

Dated as of [—], 2013

i

ii

Schedules:

Schedule 1.1(a) – Purchased IP

Schedule 1.1(b) – Assumed Contracts

Schedule 1.1(c) – Regulatory Filings and Approvals

Schedule 1.1(e) – Purchased Inventory

Schedule 1.1(f)  – Purchased Equipment

Schedule 1.2(g) – Seller Intercompany Agreements

Schedule 1.2(h) – Excluded Contracts

Schedule 4.8      – Transition Services

Seller Disclosure Schedule

Exhibits:

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Patent Assignment

Exhibit D – Trademark Assignment

Exhibit E – [***]

Exhibit F – Bankruptcy Provision

iii

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of [—], 2013, by and between QLT Inc., a company duly incorporated under the laws of British Columbia (“Seller”), and Mati Therapeutics Inc., a company duly incorporated under the laws of Delaware (“Buyer”). Hereinafter, “Parties” shall mean Seller and Buyer together, and “Party” shall mean either Seller or Buyer, as the context requires.

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to acquire, assets of Seller and its Affiliates related to the Seller’s punctal plug drug delivery program (the “Punctal Plug Program”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I.

TRANSFER OF PROPERTIES AND ASSETS OF SELLER

Section 1.1 Sale and Transfer of Properties and Assets. Upon the terms and subject to the conditions of this Agreement, and in consideration of the purchase by Buyer described below, Buyer hereby agrees to purchase and Seller hereby agrees to, and cause its Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, and encumbrances of any kind, nature or description (collectively, “Liens”) (except as expressly permitted in this Agreement and except Permitted Liens), immediately following the execution of this Agreement (the “Closing”), the following assets related to the Punctal Plug Program (collectively, the “Purchased Assets”):

(a) all Patents and Trademarks set forth on Schedule 1.1(a), and all Know-How owned by Seller and its Affiliates that primarily relates to the Punctal Plug Program and which is in the possession of Sellers and its Affiliates (collectively, the “Purchased IP”);

(b) all rights of Seller and its Affiliates under all contracts set forth on Schedule 1.1(b), as such contracts may have been amended prior to the date hereof (the “Assumed Contracts”);

(c) all Regulatory Filings and Approvals set forth on Schedule 1.1(c);

(d) any and all intangibles and goodwill of Seller and its Affiliates arising from the Purchased IP;

(e) all Inventory listed on Schedule 1.1(e) which is not consumed in the ordinary course of Seller’s business prior to the Closing Date (the “Purchased Inventory”);

(f) all equipment listed on Schedule 1.1(f) (the “Purchased Equipment”);

(g) any and all material books, records, files, manuals, and other documentation (including clinical study reports, investigator brochures, registrations and INDs) owned by Seller and its Affiliates and in their possession or control that relate primarily to the Punctal Plug Program and not to the Excluded Assets, including (i) all material data in all databases for all clinical and pre-clinical studies for all drug and device trials undertaken as part of the Punctal Plug Program and otherwise primarily related to the Purchased Assets, (ii) all material Purchased IP files, file histories, engineering documents and other technical correspondence, and (iii) all material business information, tangible or intangible, primarily used in connection with the Punctal Plug Program (the “Assigned Books and Records”); provided, however, that the Assigned Books and Records shall not include (i) any litigation files or other files or documents protected by attorney-client privilege or that constitute attorney work-product (the “Privileged Information”); or (ii) any financial, accounting or Tax records of Seller and/or its Affiliates;

(h) all claims (including claims for past infringement or misappropriation of the Purchased IP), causes of action, judgments and demands of whatever kind or description (regardless of whether or not such claims and causes of action have been asserted by Seller) that arise out of or relate to any of the Purchased Assets to the extent such claims, causes of action, judgments or demands are not Excluded Assets; and

(i) all rights of indemnification, warranty, contribution, credits, refunds, reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) possessed by Seller against third parties (excluding insurance carriers) that arise out of or relate to any of the Purchased Assets to the extent such rights of indemnification, warranty, contribution, credits, refunds, reimbursement or other rights of recovery are not Excluded Assets or do not relate to (or represent a counterclaim of Seller or its Affiliates in connection with) any Excluded Liability and provided that, with respect to any such rights the transfer of which is subject to third party consents, Seller shall use commercially reasonable efforts to secure such consents, at Buyer’s expense.

Section 1.2 Excluded Assets. All assets, properties, rights and interests of Seller not included in the Purchased Assets are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets and shall remain the assets, property rights and interests of Seller (collectively, the “Excluded Assets”). The Excluded Assets shall include the following assets:

(a) all cash and accounts receivable;

(b) all rights to and inventory of any active pharmaceutical ingredient other than OT 730;

(c) all rights to QLT 091001;

(d) all insertion devices, lasers and other devices (except those expressly licensed under any of the Assumed Contracts and any detectors solely related to the Punctal Plug Program);

(e) all rights to any programs of the Seller other than the Punctal Plug Program, including all rights to Atrigel, Visudyne, lemuteporfin, photodynamic therapy and any retinoid compound;

(f) all rights of Seller arising out of or relating to the Transaction Documents;

(g) all Contracts related to the Punctal Plug Program entered into between Seller and any of its Affiliates or between Affiliates of Seller including those listed in Schedule 1.2(g) (the “Seller Intercompany Agreements”); and

(h) all rights of Seller and its Affiliates under all contracts set forth on Schedule 1.2(h), as such contracts may have been amended prior to the date hereof (the “Excluded Contracts”).

Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, and shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of Buyer) when due, the following Liabilities of Seller related to the Purchased Assets (collectively, the “Assumed Liabilities”):

(a) any Liability of Seller arising under the Assumed Contracts on or after the Closing pursuant to such Assumed Contracts; and

(b) any Liability relating to product liability claims related to Products if and to the extent such claims arise in respect of activities occurring on or after Closing.

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will exclude any other Liability whatsoever not expressly assumed by Buyer under Section 1.3, including, but not limited to, the following Liabilities, which shall be retained by Seller (collectively, the “Excluded Liabilities”):

(a) any Liability relating to the Purchased Assets existing prior to Closing, other than any Assumed Liability;

(b) any Liability of Seller and its Affiliates arising out of or relating to the execution, delivery or performance of any of the Transaction Documents;

(c) any Liability relating to or arising out of the Excluded Assets;

(d) any Liability under the Assumed Contracts required to be paid, performed, satisfied or discharged or otherwise arising prior to the Closing;

(e) any Liability arising from or relating to any action taken by Seller and its Affiliates, or any failure on the part of any Seller and its Affiliates to take any action, at any time after the Closing, other than with respect to any act or omission requested by Buyer in writing, including with respect to the Transition Services;

(f) any Liability of Seller or its Affiliates to any employee or former employee of Seller; and

(g) any Liability of Seller for any Tax, but excluding all Transfer Taxes in connection with this Agreement.

Section 1.5 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in full payment for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and to deliver or cause to be delivered to Seller the following amounts (collectively, the “Purchase Price”) plus all applicable Transfer Taxes due and payable by Seller as a result of such payments at the following times:

(a) Immediately available funds (cash equivalent) in the amount of seven hundred and fifty thousand U.S. dollars (US$750,000) (the “Initial Payment”) shall be paid to Seller at the Closing;

(b) The following contingent amounts (the “Contingent Amounts”) shall be paid to Seller within fifteen (15) calendar days after the occurrence of the following events:

(i) [***] shall be paid to Seller upon [***];

(ii) [***] shall be paid to Seller upon the first commercial sale in the United States of [***];

(iii) [***] shall be paid to Seller upon the first commercial sale in the United States of [***];

(iv) [***] shall be paid to Seller upon the first commercial sale in the United States of [***]; and

(v) [***] shall be paid to Seller upon the first commercial sale in the United States of [***].

(c) [***] of all (i) consideration (excluding Net Sales, or amounts with respect thereto received by Buyer or any Affiliate of Buyer, for which Royalty Payments are due pursuant to Section 1.5(d) below) received by Buyer or any Affiliate (or any of their successors and assigns) from third parties in connection with any transaction involving [***] and (ii) Net Recoveries received by Buyer or any Affiliate (or any of their successors and assigns) (collectively, the “Third Party Payments”) shall be paid to Seller within forty-five (45) calendar days of receipt by Buyer or any Affiliate of the Third Party Payments; provided, however, the foregoing shall be deemed not to apply with respect solely to consideration [***]; and

(d) Until the later of the [***] anniversary of the Closing or such time as the Products are no longer covered by a Valid Claim of a Patent under the Purchased IP, a royalty of [***] of worldwide Net Sales of all Products (the “Royalty Payments”) shall be paid to Seller on a calendar quarterly basis, plus all applicable Transfer Taxes due as a result of such payments, within forty-five (45) calendar days after the end of each applicable calendar quarter.

(i) as used herein, “Net Sales” means the gross amount invoiced by or under the authority of Buyer, any Minority Interest Transferee or any of their respective Affiliates (or by any of their respective licensees and sublicensees of Products) for the sale of Products to third parties, less amounts for the following customary deductions, determined in accordance with accepted accounting principles: (i) normal trade discounts, rebates, and government-required discounts and allowances actually paid (including Medicaid rebates, institutional rebates, quantity and volume discounts, chargebacks, retroactive price adjustments, inventory management fees and other reductions, concessions and allowances that effectively reduce the selling price), (ii) credits and allowances for returns actually allowed, (iii) actual costs of insurance, transportation, storage and sales, excise, value-added and similar Taxes imposed on the sale of Products and paid by, and not refunded or refundable to, the seller thereof, and (iv) import and export duties. Amounts invoiced among Buyer and its Affiliates or between them and any third-party licensees or distributors for quantities of Products for use in clinical trials, compassionate use, or promotional purposes shall not be included in the calculation of Net Sales; provided in the event of resale, amounts invoiced by such Affiliate or third-party licensee upon such resale to third parties shall be included in Net Sales.

(ii) In the event that any Product for which Royalty Payments are due and unpaid [***], existing at the time the applicable Royalty Payments are due and unpaid, the payment rate to be applied with respect to Net Sales [***] such Royalty Payments shall be reduced [***].

(iii) No multiple payments under this Section 1.5(d) on the same Net Sales shall be payable hereunder, regardless of whether the relevant Products are covered by more than one Valid Claim within the Purchased IP or otherwise.

(iv) Notwithstanding the foregoing, in no event shall the Royalty Payment rate then due and unpaid pursuant to this Section 1.5(d) be reduced below [***] of Net Sales of the applicable Product.

Section 1.6 Allocation of Purchase Price. Section 1.6 of the Seller Disclosure Schedule (the “Asset Allocation Schedule”) sets forth a preliminary allocation for all Tax purposes (the “Allocation”) of the Purchase Price (which shall include, for these purposes, the

Total Option Payment (as defined in the Option Agreement) and any other consideration paid to the Seller hereunder, including the assumption of any Assumed Liabilities to the extent properly taken into account under applicable tax law) to the Purchased Assets. The Allocation shall be revised to the extent appropriate after the Closing by mutual agreement of Buyer and Seller. Buyer and Seller shall file their respective federal, provincial, state, local and foreign Tax Returns in accordance with the Allocation. Buyer and Seller shall provide the other promptly with any other information required to complete such Tax Returns. If the Purchase Price is adjusted pursuant to Section 1.5 or Section 5.5, the Allocation shall be adjusted as mutually agreed by Buyer and Seller unless the adjustment to Purchase Price has already been taken into account in the Allocation.

In the event that any Taxing Authority disputes the Allocation, each Party shall promptly notify the other Party in writing of the nature of such dispute.

Section 1.7 Development Obligations. From and after Closing, Buyer shall be responsible for the research, development, manufacturing and commercialization of the Products, at Buyer’s cost. Buyer shall use Commercially Reasonable Efforts to develop (which development includes performance of applicable pre-clinical and clinical studies and obtaining applicable clearances or approvals), and thereafter, subject to receipt of applicable and required approvals and clearances, use Commercially Reasonable Efforts to commercialize in each of the Major Markets, two Products.

Section 1.8 Withholding of Taxes. Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Seller. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of any such applicable Taxes and to minimize any such Taxes.

Section 1.9 Seller Closing Deliveries. Seller shall duly execute and/or deliver to Buyer at the Closing:

(a) a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b) an assignment and assumption agreement, dated the Closing Date, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c) a patent assignment agreement in the form attached as Exhibit C (the “Patent Assignment”), duly executed by Seller;

(d) a trademark assignment agreement in the form attached as Exhibit D (the “Trademark Assignment”), duly executed by Seller;

(e) a [***] in the form attached as Exhibit E, duly executed by Seller, [***], which shall be automatically effective upon the Closing hereof and subject to customary terms and conditions.

(f) such notices, consents and agreements as may be necessary or appropriate in order to complete the transactions contemplated hereby and assign to Buyer all rights and benefits under the Assumed Contracts; provided that Seller shall not be required to take any action that cannot be taken using commercially reasonable efforts; provided, further, that Seller shall not be required to incur any out-of-pocket expenses unless Buyer agrees to reimburse Seller therefor; and

(g) Notwithstanding anything herein the contrary, the failure by Seller to obtain the consent of any third party to the assignment of any Assumed Contract prior to Closing shall not be a breach of Seller’s obligations under this Section 1.9, but Seller shall comply with its obligations under Section 4.6(d).

Section 1.10 Buyer Closing Deliveries. Buyer shall properly execute and deliver to Seller at the Closing:

(a) the Initial Payment;

(b) the Bill of Sale, duly executed by Buyer;

(c) the Assignment and Assumption Agreement, duly executed by Buyer;

(d) a written [***] in the form attached as Exhibit E, duly executed by the [***], which shall be automatically effective upon the Closing hereof and subject to customary terms and conditions (by its execution and delivery of this Agreement, Buyer consents to and approves the execution and delivery of said [***] by Seller [***]); and

(e) the certificate of incorporation of Buyer as of the Closing Date certified by the Secretary of State of Delaware containing the language set forth in Exhibit F, and such language shall not be limited by any other provision of the certificate of incorporation.

Section 1.11 Closing. The Closing shall be deemed to occur at the Seller’s offices in Vancouver and Seller shall deliver all tangible Purchased Assets at its Vancouver location.

Section 1.12 Tangible Purchased Assets; Assigned Books and Records.

(a) All tangible Purchased Assets will be delivered promptly after the Closing Date (and in any case within one-hundred twenty (120) days after the Closing Date) to Buyer or its Affiliated designee at the Seller’s principal place of business or, to the extent that any such Purchased Assets are located on the Closing Date at the premises of a third party, to the Buyer or its Affiliated designee at such other location where the tangible Purchased Assets are located as of the Closing Date. Buyer shall receive and remove all tangible Purchased Assets from the location where they are delivered within such period.

(b) Seller may retain copies of any Assigned Books and Records to the extent necessary for tax, accounting, regulatory, compliance or litigation purposes, or to perform and discharge the Excluded Liabilities and their obligations under this Agreement, or if such Assigned Books and Records contain information with respect to any Excluded Asset or Excluded Liability.

(c) To the extent that Buyer requests access to any [***], all as reasonably determined by Seller, Seller shall provide a copy of such [***] to Buyer subject to the execution of such an agreement or the establishment of other means to protect the [***] that are reasonably satisfactory to Seller. Buyer will promptly reimburse Seller for any costs (including reasonable attorneys fees) incurred by Seller in connection with the creation of any such agreement or means and the management of the delivery of information under it.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are disclosed in the corresponding Section, subsection or clause of the Seller’s disclosure schedule dated as of the date hereof and delivered herewith to Buyer (the “Seller Disclosure Schedule”) corresponding to the applicable Section of this Article II (or disclosed in any other Section, subsection or clause of the Seller Disclosure Schedule; provided, that it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other Section, subsection or clause of this Article II), Seller hereby represents and warrants to Buyer as follows:

Section 2.1 Corporate Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has all requisite corporate power and authority to carry on its business as now being conducted as relates to the Purchased Assets.

Section 2.2 Consents, Authorization and Enforceability.

(a) To Seller’s Knowledge, no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets that are described on Section 2.2(a) of the Seller Disclosure Schedule, except for those to be performed or made to evidence the transfer of Purchased Assets after the Closing in connection with the Transaction Documents, and (ii) such other material consents, waivers, approvals, authorizations or notices, if any, described on Section 2.2(a) of the Seller Disclosure Schedule.

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents and each of the other agreements contemplated hereby to which a Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 2.3 Title to Assets.

(a) Seller has good and marketable title to all of the Purchased Assets. Seller holds all of the Purchased Assets free and clear of all Liens except for the following Liens (collectively, “Permitted Liens”): (a) those Liens set forth on Section 2.3 of the Seller Disclosure Schedule, (b) Liens released prior to the Closing, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of business for immaterial amounts, (d) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable and (b) any Liens for immaterial amounts which in the aggregate do not, and would not if one or more such Liens were enforced, materially detract from the value of the Purchased Assets or materially impair the use of the Purchased Assets in the Business.

(b) To Seller’s Knowledge, except as otherwise disclosed in the Seller Disclosure Schedule, the Purchased Assets constitute all of the assets, tangible and intangible, owned or licensed by Seller and its Affiliates material to the Punctal Plug Program as conducted by Seller during 2012.

Section 2.4 Non-Contravention. The execution and delivery of this Agreement by Seller does not and the consummation of the transactions contemplated hereby by Seller will not (a) violate any provision of the articles or similar governance documents that may be applicable to Seller, (b) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any material term or provision of, or constitute a material default under, any Assumed Contract or other contract material to the Punctal Plug Program to which Seller is a party or by which Seller or the Purchased Assets are bound, except as would not reasonably be expected to have a Material Adverse Effect, (c) result in the creation of any Lien on the Purchased Assets (other than a Permitted Lien) or (d) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority by which Seller is bound or subject.

Section 2.5 Contracts and Commitments. There is not under any Assumed Contract: (A) any existing material default by Seller or, to Seller’s Knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by Seller or, to Seller’s Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of any material rights of Seller, except as would not reasonably be expected to have a Material Adverse Effect. Except for Contracts that may be terminated by Seller or its Affiliates without penalty on less than 60 days prior notice, employment agreements between Seller or its Affiliates and employees or officers of Seller or its Affiliates, the Seller Intercompany Agreements or confidentiality agreements entered into in the ordinary course of business of Seller or its Affiliates, the Assumed Contracts set forth on Schedule 1.1(b) are all of the Contracts to which Seller and its Affiliates are a party that are currently in effect and are currently material to the Punctal Plug Program.

Section 2.6 Intellectual Property.

(a) Schedule 1.1(a) sets forth a description of all Patents and Trademarks primarily related to the Punctal Plug Program and owned by Seller, specifying as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof, if any; and (iii) the jurisdiction in which such item exists or is registered. There are no agreements related to the Purchased Assets pursuant to which Seller permits any other Person to use any Purchased IP.

(b) There are no claims pending or, to the Knowledge of Seller, threatened in writing by or against Seller or before any Governmental Authority, challenging the validity of any Purchased IP.

(c) The consummation of the transactions contemplated hereby will not alter or impair any of Seller’s right, title or interest in or to all Purchased IP, and Seller is not a licensor or licensee in respect of any of the Purchased IP, does not pay any royalty to or receive any royalty from any Person with respect thereto, and has not granted any rights to or received any rights from any Person with respect thereto.

(d) Each Person who is or was an employee, officer or contractor of Seller or its Affiliates since October 8, 2007 who contributed in any material respect to the creation or development of the Purchased IP has signed an agreement containing obligations of confidentiality and an assignment to Seller or its Affiliates of all Intellectual Property Rights in such individual’s or entity’s contribution to the Purchased IP.

(e) Seller has paid all filing fees, issue fees, annuities and other fees and charges applicable to the Purchased IP, including those required for the issuance, registration, maintenance, filing and prosecution of the Purchased IP, except as would not have a Material Adverse Effect. No Purchased IP is the subject of any pending, or to Seller’s Knowledge threatened, interference, opposition, cancellation, protest, litigation or other challenge or Action, except as set forth on Section 2.6(e) of the Seller Disclosure Schedule. To Seller’s Knowledge, since October 8, 2007, Seller and its patent counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Purchased IP, except as would not reasonably be expected to have a Material Adverse Effect.

(f) To Seller’s Knowledge, no Governmental Authority has any rights in the Purchased IP.

(g) To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired Patent within the Purchased IP.

(h) To Seller’s Knowledge, no Action has been instituted or is pending against Seller or has been threatened in writing that challenges the right of Seller with respect to its use or ownership of the Purchased IP.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right to cause, (i) a loss of, or Lien on, any Purchased IP; (ii) the release, disclosure, or delivery of any Purchased IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other material right or interest under, to, or in any of the Purchased IP.

(j) Notwithstanding anything to the contrary herein, the Seller does not make and expressly disclaims any representation that [***].

Section 2.7 Litigation. There is no action, suit, claim, proceeding or investigation (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened in writing against Seller or, to Seller’s Knowledge, any predecessor in interest to Seller, before or by any Governmental Authority against, relating to or affecting the Purchased Assets or seeking to prevent Seller’s performance of this Agreement and the transactions contemplated hereby.

Section 2.8 Compliance with Law. Seller has conducted its business as applied to or in connection with the Purchased Assets in compliance in all material respects with Applicable Laws, except for non-compliance not reasonably expected to have a Material Adverse Effect.

Section 2.9 Taxes. There are no material Liens for Taxes on any of the Purchased Assets (other than Permitted Liens) and there are no Taxes of Seller related to the Purchased Assets which could become liabilities of Buyer. None of the Purchased Assets constitutes a “United States real property interest” for federal income tax purposes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof:

Section 3.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 3.2 Consents and Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets. All requisite corporate action necessary to authorize the execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby by Buyer will not (a) violate any provision of the certificate of incorporation, bylaws or similar governance documents that may be applicable to Buyer, (b) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under any material agreement or material arrangement to which Buyer is a party or by which it is bound or (c) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Buyer is bound or subject.

Section 3.4 Litigation and Claims. There is no Action pending, or to the knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority which seeks to prevent Buyer’s performance of this Agreement and the transactions contemplated hereby or have a material adverse effect on the ability of Buyer to complete such transactions.

Section 3.5 Financing. Buyer has obtained, and/or has a reasonable basis to believe that it will obtain, financing sufficient to fund the development of the Punctal Plug Program for at least twelve months after the Closing Date.

ARTICLE IV.

COVENANTS.

Section 4.1 Access to Information.

(a) For so long as a Party maintains books, records, files and other information that is subject to this Section 4.1, during normal business hours following reasonable prior notice, each Party will permit the other Party and its accountants, legal counsel, and other representatives, subject to the obligations set forth in Section 4.2 of this Agreement, to have reasonable access to and examine and take copies of all Assigned Books and Records and all other books and records of a Party which are reasonably requested by the other Party and are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute with a third party, any litigation, mediation or arbitration or similar legal Action by any Governmental Authority or any dispute with any third party reasonably requiring access to any such books and records, in each case relating to or arising out of transactions or events occurring prior to the Closing and that relate to the Purchased Assets. Except as otherwise provided in Section 4.8, the Party requesting access to any such Assigned Books and Records or Seller’s retained books and records or other information shall bear all of the out of pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to and copies of such Assigned Books and Records, Seller’s retained books and records or other information.

(b) Subject to Section 4.8, Buyer and Seller will each direct its employees (without substantial disruption of employment) to render any assistance that the other Party may reasonably request in examining or utilizing the Assigned Books and Records.

(c) Neither Buyer nor Seller will destroy any material books, records, files or other information or data that are subject to this Section 4.1 until the expiration of the applicable regulatory record retention period under applicable Legal Requirements (giving effect to any and all extensions or waivers) without giving at least thirty (30) calendar days’ prior written notice to the other Party. Upon receipt of such notice, such other Party may (i) cause to be delivered to it the records intended to be destroyed, at such other Party’s expense or (ii) notify the first Party that such other Party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other Party and the costs of reviewing and removing from such books and records any information that such other Party is not entitled to receive).

(d) Buyer and Seller will keep all information referred to in this Section 4.1 confidential in accordance with Section 4.2 of this Agreement.

Section 4.2 Obligations of Confidentiality and Non-Use.

(a) Each Party agrees that the Party receiving Confidential Information from the other Party, or otherwise possessing Confidential Information of the other Party, pursuant to this Agreement shall keep confidential and shall not publish or otherwise disclose, and will take all reasonable steps to prevent disclosure of, such Confidential Information and will not use such Confidential Information except for the limited purposes set forth in this Agreement. No provision of this Agreement shall be construed to preclude disclosure of Confidential Information to the extent required to be disclosed by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction; provided that the disclosing Party shall be notified as soon as reasonably possible and the receiving Party shall, if requested by the other Party, use reasonable good faith efforts to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

(b) Neither Party shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated thereby without the prior approval of the other Party (which shall not be unreasonably delayed, conditioned or withheld), except (i) to the extent required by any Legal Requirement, (ii) as reasonably necessary to obtain any requisite consents and approvals contemplated by this Agreement, or (iii) to the extent necessary for a Party to comply with its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, each Party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with this Section 4.2(b).

(c) Seller hereby releases, on behalf of Seller and its Affiliates, Buyer and its officers, directors, employees and consultants from all obligations they may have with respect to that portion of the Confidential Information included in the Purchased Assets under any confidentiality agreement with or policy of Seller covering such Confidential Information. From and after the Closing, the foregoing release shall also apply to any future officers, directors, employees and consultants of Buyer and its Affiliates formerly employed or engaged by Seller or its Affiliates who are engaged from time to time in compliance with Section 4.5 of this Agreement.

Section 4.3 Non-Competition. Seller shall not, without the prior written consent of Buyer, for a period of [***] from the date hereof, directly or indirectly, engage in [***]. Seller acknowledges that the restrictions contained in this Section 4.3 are reasonable and necessary to protect the legitimate interests of Buyer and that any breach by Seller of any provision hereof will result in irreparable injury to Buyer. Seller acknowledges that in addition to all remedies available at law, Buyer shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, arising from such breach as may be appropriate.

Section 4.4 Certain Post-Closing Matters.

(a) After the Closing Date, Buyer shall not (i) amend, waive or terminate any of its rights under the [***] without obtaining Seller’s prior written consent (which shall not be unreasonably delayed, conditioned or withheld); provided, that no such consent shall be required for an amendment, waiver or termination that will not have a material adverse impact on Seller’s rights hereunder (provided that a copy of any such amendment, waiver or termination is promptly provided to Seller); or (ii) sell, transfer, assign, license or otherwise dispose of all or substantially all of the Purchased Assets to any third party unless such third party assumes and agrees in writing to pay directly to Seller all royalty and other payment obligations owing to Seller hereunder. Notwithstanding any such sale, transfer, assignment, license or other disposition, or assignment and assumption of this Agreement in connection therewith, Buyer shall remain obligated to pay all amounts due to Seller pursuant to Section 1.5(c) in connection with any consideration received by Buyer or any Affiliate (or any of their successors or assigns). Buyer shall promptly provide the Seller a copy of any amendment, waiver, or agreement referred to in this Section 4.4(a).

(b) From and after Closing, Buyer will be solely responsible, at its own expense, for prosecuting, maintaining and enforcing all rights and complying with all obligations with respect the Purchased IP, including the prosecution and maintenance of any Patents arising from the use, research, development, manufacturing or commercialization of the Products, including the Patents included within the Purchased Assets. Buyer will be solely responsible, at its own expense, for promptly preparing and recording all assignments of the Purchased IP, and any such additional instruments or documents necessary to assign, convey or transfer the Purchased IP.

Section 4.5 Employees. Buyer may employ, retain or enter into a contract with any Eligible Person in its sole discretion. Seller hereby consents to any such employment, retention or contract and irrevocably [***]

Buyer shall not engage any person who is or was employed by Seller on or after [***], and is not an Eligible Person, without Seller’s prior written consent. For purposes of this Section 4.5, “Eligible Person” means any person whose employment or relationship with Seller (a) ended prior to [***] and/or (b) was terminated involuntarily and without cause by Seller.

Section 4.6 Further Assurances; Consents.

(a) Prior to Closing, each Party shall use commercially reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

(b) After Closing, at the request of Buyer from time to time and subject to Section 4.8, Seller shall use commercially reasonable efforts to obtain and deliver such third party consents and execute and deliver to Buyer such certificates, consents and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer to more effectively sell, convey, assign and transfer to Buyer, to the extent required under this Agreement, the Purchased Assets. Notwithstanding the foregoing, Seller shall not be required to consent to or waive any conflict of interest in connection with the engagement of Seller’s patent agent or counsel by Buyer if Seller concludes, acting reasonably, that such engagement may be prejudicial to its interests.

(c) Buyer shall reimburse Seller for its reasonable costs, at the rate provided for under Section 4.8, and for its out-of-pocket expenses incurred in connection with the performance of its obligations under Section 4.6(b) of this Agreement. Seller shall not be required to incur any out-of-pocket expenses in connection with obtaining any third party consent unless such expenses are reimbursed by Buyer.

(d) To the extent any Assumed Contract does not permit assignment or transfer by Seller to Buyer pursuant to the Transaction Documents without the consent of a third party, and such consent is not obtained prior to Closing, Buyer shall waive the obligation to obtain such consent prior to Closing. In such case, Seller shall (i) use commercially reasonable efforts to obtain such consent promptly after the Closing (subject to Section 4.6(c)), and (ii) until the earliest of: (a) the date all such consents are obtained, (b) the date all such Assumed Contracts expire or are terminated or (c) the date which is [***] from the Closing, Seller and Buyer shall cooperate, in all commercially reasonable respects, to make the benefits of such Assumed Contract available to Buyer, to the extent consistent with the terms of such Assumed Contract (subject to reimbursement by Buyer of Seller’s costs), and Seller shall comply with all of its obligations under such Assumed Contract and, to the extent any third party is in breach of such Assumed Contract, enforce the terms and conditions of such Assumed Contract if requested by Buyer at Buyer’s expense.

(e) If, within [***] after the Closing, Buyer reasonably determines that an asset owned or licensed by Seller that was material to the Punctal Plug Program as conducted by Seller during 2012 (an “Omitted Asset”) was not transferred to Buyer at Closing as part of the Purchased Assets and notifies Seller in writing of the existence of such Omitted Asset and Buyer’s belief that such Omitted Asset constitutes a Purchased Asset, Seller shall cooperate in good faith with Buyer to determine whether such Omitted Asset should have been transferred to Buyer as a Purchased Asset, and if Seller agrees that such Omitted Asset should have been transferred to Buyer at Closing, Seller shall either (i) transfer and assign the Omitted Asset to Buyer or (ii) otherwise make the benefits of such Omitted Asset available to Buyer. Any consideration payable by Buyer for any such Omitted Assets shall be deemed to have already been included in the Purchase Price for the Purchased Assets. Notwithstanding the foregoing, Buyer shall be responsible for payment of any fees or costs associated with the transfer of any Omitted Assets.

Section 4.7 Bankruptcy Limitations. Until the earlier of (a) [***] or (b) ninety-one days after Seller’s receipt of [***] of Purchase Price under this Agreement, Buyer shall not without Seller’s prior written consent (i) voluntarily commence, or consent to or fail to contest the commencement of, any judicial insolvency proceeding, including without limitation any proceeding under the U.S. Bankruptcy Code, or make any assignment for the benefit of creditors or any creditors’ composition, or initiate any similar non-judicial procedure for the arrangement of debts generally, (ii) amend its certificate of incorporation to remove, modify or limit in any way the prohibition contained in Section             thereof [which shall have the same effect as clause (i) above] or (iii) merge or consolidate with any entity, or sell, transfer, assign or license any substantial portion of the Purchased IP, unless the certificate of incorporation or comparable governing document of the successor or resulting entity has the provision contained in Section             of Buyer’s certificate of incorporation.

Section 4.8 Transition Services.

(a) For a period of [***] from and after the Closing Date, Seller agrees to provide, or to cause its Affiliates to provide, the transition services set forth on Schedule 4.8 hereto (the “Transition Services”). For greater certainty and notwithstanding any provision of this Agreement to the contrary, Seller shall not have any responsibility to provide (i) any service to the extent that the Seller does not have qualified personnel available to perform such service or to the extent that the provision of such service would require the Seller to engage any additional employees or consultants, or (ii) provide services that Seller’s employees did not provide immediately before the Closing.

(b) Buyer agrees to reimburse Seller for all reasonable costs to Seller of providing the Transition Services, including the cost of employee wages and compensation on a full-time equivalent basis in respect of time spent providing the Transition Services and all out-of-pocket expenses reasonably incurred by Seller in connection with the provision of the Transition Services.

(c) Not later than twenty-one (21) days after the last day of each fiscal month of Seller during which Seller provides Transition Services to Buyer (or, if such date is not a Business Day, then on the immediately succeeding Business Day), Seller shall provide to Buyer an invoice for the preceding month’s Transition Services, which shall list (i) the Transition Services provided by Seller to Buyer for such month, and (ii) the charges for such Transition Services and shall be accompanied by documentation with respect to the out-of-pocket expenses in respect of which Seller is claiming reimbursement. The amount stated in such invoices shall be paid by Buyer in full within thirty (30) days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by Seller, except to the extent such amount shall be the subject of a good faith dispute between Buyer and Seller.

(d) Seller shall not be liable (including any liability for the acts and omissions after the Closing Date of its Affiliates or any of their respective employees, agents and subcontractors) to Buyer in connection with any services provided under this Section 4.8 except with respect to direct damages arising out of Seller’s willful misconduct or gross negligence in performing its obligations under this Section 4.8 or out of Seller’s refusal to perform Transition Services in breach of this Section 4.8.

Section 4.9 Tax Matters.

(a) All Transfer Taxes shall be borne by Buyer. Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by any applicable Legal Requirement. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of any such applicable Taxes and to minimize any such Taxes.

(b) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Purchased Assets.

ARTICLE V.

INDEMNIFICATION.

Section 5.1 Survival of Representations and Warranties and Covenants. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 5.1, and any and all claims and causes of action for indemnification under this Article V arising out of the inaccuracy or breach of any representation, warranty, covenant or agreement of a Party must be made prior to the termination of the applicable survival period. The Parties agree that all of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article V shall survive as follows:

(a) The respective representations and warranties of the Parties set forth in Sections 2.1 (Corporate Organization, Standing and Power), 2.2 (Consents, Authorization and Enforceability), 2.3 (Title to Assets; Sufficiency of Assets), 3.1 (Organization, Standing and Authority) and 3.2 (Consents and Authorization) shall survive [***];

(b) All representations and warranties of the Parties shall survive [***]; and

(c) All covenants, agreements and obligations that do not have a specified term shall survive [***].

Notwithstanding the foregoing (i) any obligation to indemnify, defend and hold harmless pursuant to this Section 5.1 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 5.3 and (ii) this Section 5.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.

Section 5.2 Obligation to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article V and Section 4.8(d), Seller agrees to indemnify, defend and hold harmless Buyer and its directors, managers, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”), from and against all Losses resulting from or related to:

(i) any breach or inaccuracy of any of the representations and warranties of Seller contained in this Agreement or any other Transaction Document;

(ii) any non-compliance with or breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document; and

(iii) any Excluded Liability.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article V, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, managers, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”), from and against all Losses resulting from or related to:

(i) any breach or inaccuracy of any of the representations and warranties of Buyer contained in this Agreement or any other Transaction Document;

(ii) any non-compliance with or breach of any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document; and

(iii) any Assumed Liability.

Section 5.3 Indemnification Procedures.

(a) Any Buyer Indemnitee or Seller Indemnitee making a claim for indemnification pursuant to this Article V (an “Indemnified Party”) must give the other Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Governmental Authority or other third party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (“Claim”); provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this Article V, except to the extent (and only to the extent) that such failure actually harms the

Indemnifying Party. Such Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known or reasonably ascertainable at such time; provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, any claim for a breach of a representation or warranty or covenant must be delivered prior to the expiration of the applicable survival term set forth in Section 5.1.

(b) With respect to the defense of any Claim against or involving an Indemnified Party in which a Governmental Authority or other third party in question seeks recovery of a sum of money for which a Claim Notice is provided (i) the Indemnifying Party shall have the right to participate in the defense of each Claim, (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party and provide access to any and all applicable documents and other information and Persons reasonably requested by the Indemnifying Party; provided that the Indemnified Party shall have no obligation to disclose any documents or other information to the extent such disclosure in the Indemnified Party’s reasonable judgment may adversely affect the attorney-client privilege or work product protections related to such documents or other information and (iii) at its option an Indemnifying Party may at its own expense assume the defense and appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(c) If the Indemnifying Party assumes the defense of any Claim pursuant to Section 5.3(b)(iii), the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense; provided, further, that the Indemnifying Party will not be entitled to assume control of the defense of such claim, if:

(i) the Indemnifying Party fails to elect in writing to assume the defense of the Claim pursuant to Section 5.3(b)(iii) within twenty (20) calendar days of receipt of the applicable Claim Notice,

(ii) a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

(iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;

provided, further, that, in each case, the Indemnified Party shall be prohibited from compromising or settling any Claim, including, without limitation, any Claim relating to Taxes that could reasonably be expected to have an adverse effect on the Taxes relating to the Purchased Assets in Tax periods (or portions thereof) beginning after the Closing Date, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Claim for which the Indemnifying Party has assumed the defense pursuant to Section 5.3(b)(iii) if (i) pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or (ii) the settlement involves anything other than monetary damages. If a firm offer is made to settle such claim, which offer the Indemnifying Party is permitted to settle under this Section 5.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered to the Indemnified Party.

Section 5.4 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article V (other than by offset), the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence (other than by offset) shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

Section 5.5 Right of Offset.

(a) Notwithstanding anything in this Agreement to the contrary, (a) from and after the occurrence of a Triggering Event, Buyer shall be entitled to withhold and set off against any other amounts otherwise due to Seller hereunder (other than the Initial Payment) any amount as to which Seller is obligated to indemnify Buyer pursuant to this Article V and (b) in the event that Seller brings a Claim against Buyer with respect to any amounts withheld or set off under this Section 5.5 and such Claim results in the payment by Buyer to Seller of greater than 50% of the amount previously withheld or set off pursuant to this Section 5.5(a), then Buyer shall promptly reimburse Seller for all reasonable fees and costs (including attorney’s fee) incurred by Seller in bringing such Claim. Such right shall terminate upon the later of (A) the 24 month anniversary of the date hereof, and (B) two Business Days following the date of resolution of any Claims pending on such 24 month anniversary of the date hereof (the period commencing on the date of a Triggering Event and terminating on such termination date is referred to as the “Set-Off Period”).

(b) If during the Set-Off Period there is a Dispute with respect to any amount as to which Seller is obligated to indemnify Buyer pursuant to this Article V, in lieu of withholding and setting off an amount pursuant to Section 5.5(a), Buyer shall be permitted to pay such amounts into an escrow account with a nationally recognized escrow agent, the proceeds thereof (together with interest, if any, accrued in the escrow account) to be paid out in accordance with the settlement of such Dispute, in which case Seller’s right to recover reasonable fees and costs pursuant to Section 5.5(a) shall not apply.

Section 5.6 Indemnification Payments.

(a) The aggregate liability of Seller for any breach of any representation, warranty, covenant and agreement pursuant to this Agreement, including Sections 5.2(a)(i) and (ii) of this Agreement, shall be limited to [***].

(b) Buyer Indemnitees shall not be entitled to indemnification under Section 5.2(a)(i) unless the aggregate amount of all Losses exceeds an amount equal to [***], in which event, subject to the limitations in Section 5.5(a), Buyer Indemnitees shall be entitled to recover all Losses from Seller, and not just the amount in excess of such amount.

(c) Any payment under this Article V shall be treated as an adjustment to the Purchase Price for all Tax purposes and reported as such by Buyer and Seller on their Tax Returns (except to the extent otherwise required by Applicable Law) and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

Section 5.7 Insurance Proceeds. The amount of any Losses required to be reimbursed under this Article V sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefore (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim); provided, the amount of such reduction shall not exceed the amount of such Losses; provided, further, the Indemnified Party shall be entitled to seek indemnification pursuant to this Article V for the amount of such Losses net of the amount of such reductions (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article V, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

Section 5.8 Duty to Mitigate. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent reasonably practicable the amount of any Losses for which it is entitled to seek indemnification under this Article V, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Losses to the extent such Losses arise from the failure of the Indemnified Party to comply with the foregoing obligation. All reasonable costs and expenses incurred in connection with such mitigation shall be included as indemnifiable Losses to the extent reasonably incurred in an effort to mitigate an indemnifiable Loss.

Section 5.9 Remedies.

(a) Each Party acknowledges and agrees that the remedies provided for in this Article V shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (i) limit the liability of any Party for fraud or (ii) prevent any Party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any Party contained herein or in any Ancillary Agreement, subject to Section 6.9.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that they shall be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in New York City, New York, or to seek a permanent injunction from the Arbitrator in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10 Disclaimer. EXCEPT AS SET FORTH IN ARTICLE II OF THIS AGREEMENT AND THE SELLER DISCLOSURE SCHEDULE, THE SELLER MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE PURCHASED ASSETS OR THE PUNCTAL PLUG PROGRAM. THE BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENTS MADE BY OR ON BEHALF OF THE SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2 OF THIS AGREEMENT AND THE SELLER DISCLOSURE SCHEDULE.

ARTICLE VI.

MISCELLANEOUS.

Section 6.1 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Applicable Law” means all federal, provincial, state, local or foreign law (including United States), (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement

“Business” means the business of operating and developing the Punctal Plug Program.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Vancouver, British Columbia are authorized or obligated by law or governmental order to close.

“Closing Date” means the date on which the Closing occurs.

“Closing Securityholders” shall have the meaning given to such term in the ForSight Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means those efforts and resources normally devoted by a similarly situated biopharmaceutical company to its own programs and products of similar potential and having similar commercial advantages and disadvantages as the Products, taking into account all relevant commercial, technical and medical factors.

“Confidential Information” means all information and data, regardless of form, including a formula, pattern, compilation, program, method, technique, process, inventory, biological material, chemical, physical material, gene sequence, amino acid sequence, chemical structure or activity, design, prototype, drawings, samples, source code, business plan, business opportunity, customer or personnel list, or financial statement proprietary to a Party or its Affiliate, except any portion thereof which:

(i)	is known to the receiving Party prior to receipt from the disclosing Party;

(ii)	is disclosed to the receiving Party by a third party, as evidenced by the receiving Party’s contemporaneously created written records, who is under no obligation of confidentiality to the disclosing Party with respect to such information and who otherwise has a right to make such disclosure;

(iii)	is or becomes published, as evidenced by a written version thereof, or generally known in the trade through no fault of the receiving Party; or

(iv)	is independently developed by the receiving Party, without resort to the disclosing Party’s Confidential Information, by persons having no access thereto, as evidenced by the receiving Party’s contemporaneously created written records.

All information and data solely related to the Punctal Plug Program included within the Purchased Assets that immediately prior to Closing constitutes Confidential Information of Seller (without regard to clause (i) or (ii) above) shall, from and after Closing, be deemed to constitute Confidential Information of Buyer, except that Seller and its Affiliates shall continue to have the right to use such information and data for the purposes set out in Section 4.1 or to otherwise use and disclose such Confidential Information as expressly permitted under this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including, without limitation, leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, confidentiality agreements, options and warranties).

“Domain Names” means domain names in the United States and all other nations throughout the world, whether registered or unregistered and pending applications to register the same.

“ForSight Agreement” means that certain Agreement and Plan of Merger, dated as of October 8, 2007, by and among QLT Inc., 3088923, Inc. and ForSight Newco II, Inc., as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of October 18, 2007, by and among QLT Inc., 3088923, Inc., ForSight Newco II, Inc. and the Stockholders Representatives.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property Rights” means (i) Patents, (ii) Trademarks, (iii) Know-How, (iv) industrial designs (whether or not registered), (v) all rights in all of the foregoing provided by treaties, conventions and common law, (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (vii) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Inventory” means the compounds, materials, standards and controls solely used in the Punctal Plug Program, but excluding all materials formulated for use in humans and any materials actually used in humans.

“Know-How” means any and all tangible, proprietary, confidential, research, technical and scientific information that is not in the public domain, including information relating to materials, discoveries, unpatented inventions, improvements, practices, methods, protocols, operating manuals, databases, formulas, knowledge, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data and the results of experimentation and testing.

“Knowledge” means, with respect to Seller, the actual knowledge of the senior officers of Seller as of the date of this Agreement responsible for the relevant matter, and with respect to Buyer, the actual knowledge of senior officers of Buyer responsible for the relevant matter.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict,

decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or indeterminable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Losses” means any loss, claim, Liability, damage, fee, obligation, judgment, settlement, interest, penalty, fee, charge, consequential damages, cost and expense, including costs of investigation and defense and fees and expenses of lawyers, accountants, experts and other professionals.

“Major Markets” means the [***].

“Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (i) have a materially adverse effect on the Purchased Assets taken as a whole, including the value thereof or on Buyer’s ability to receive, operate and develop the Purchased Assets taken as a whole free of Liens (other than Permitted Liens) pursuant hereto; provided, however, that none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes or effects in general economic or financial conditions; (b) changes in Applicable Laws; (c) changes or effects that generally affect the pharmaceutical or medical device industry; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or the compliance with the provisions of this Agreement, or (ii) prevent or materially delay consummation of the transactions contemplated hereby.

“Minority Interest Transferee” means the transferee (and such transferee’s successors in interest) in any transfer, license or sale of any rights to any Purchased Asset or any Product for development and/or commercialization; provided, that the foregoing shall be deemed not to include the transferee (or such transferee’s successors in interest) in any sale, transfer, assignment, license or other disposition of all or substantially all of the Purchased Assets pursuant to Section 4.4(a)(ii).

“Net Recoveries” means [***].

“Option Agreement” means that certain Option Agreement, dated as of December 24, 2012, by and between the Parties.

“Patents” means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Product” means any therapeutic, device, or diagnostic developed, manufactured or sold by Buyer or its Affiliates or their licensees or sublicensees that is developed from, uses or relies on any Purchased Asset or would infringe a Valid Claim under any Purchased IP, including any “Product” as defined under the ForSight Agreement. For greater certainty, a Product does not need to deliver an ingredient.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulatory Filings and Approvals” means, with respect to any pharmaceutical or medical device product in any jurisdiction, any and all regulatory applications, filings, approvals, and associated correspondence required to develop, manufacture, market, sell, and import such product in, or into, any jurisdiction, and all approvals from any regulatory authority necessary for the sale of such product in a given jurisdiction in accordance with all Legal Requirements.

“Stockholders Representatives” shall have the meaning given to such term in the ForSight Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty or addition thereto, imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, 800 numbers, Domain Names, URLs, trade names, service names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all common law rights, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment and the Trademark Assignment.

“Transfer Taxes” means any and all transfer, documentary, sales (including any goods and services tax or harmonized sales tax), use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains Tax and any similar Tax, but excluding any income tax).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Triggering Event” means the earlier to occur of (i) any assignment or other transfer by QLT (or successor thereof), other than as security in connection with a financing transaction, of any rights to receive the Purchase Price or any portion thereof to any Person that is not also bound by all of the obligations of QLT hereunder, and (ii) the first time at which [***].

“Valid Claim” means a claim of an issued and unexpired patent, or a pending claim of a patent application that is being prosecuted, that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction or has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim after the date of such reversal; and further provided that such pending claim of a patent application has not been pending for more than [***] after the date on which it was first filed.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actions	2.7
Agreement	Introduction
Allocation	1.6(a)
Asset Allocation Schedule	1.6(a)
Assigned Books and Records	1.1(g)
Assignment and Assumption Agreement	1.9(c)
Assumed Contracts	1.1(b)
Assumed Liabilities	1.3
Bill of Sale	1.9(b)
Buyer	Introduction
Buyer Indemnitees	5.2(a)
Claim	5.3(a)

Term	Section
Claim Notice	5.3(a)
Closing	1.1
Competitive Device	1.5(d)(ii)
Contingent Amounts	1.5(b)
Dispute	7.9(a)
Eligible Person	4.5
Excluded Assets	1.2
Excluded Contracts	1.2(h)
Excluded Liabilities	1.4
Indemnified Party	5.3(a)
Indemnifying Party	5.3(a)
Independent Experts	7.9(b)
Initial Payment	1.5(a)
Liens	1.1
Net Sales Omitted Assets	1.5(d)(i) 4.6(e)
Parties	Introduction
Party	Introduction
Patent Assignment	1.9(c)
Permitted Liens	2.3(a)
Phase III Payment	1.5(b)(i)
Privileged Information	1.1(g)
Punctal Plug Program	Recitals
Purchase Price	1.5
Purchased Assets	1.1
Purchased Equipment	1.1(f)
Purchased Inventory	1.1(e)
Purchased IP	1.1(a)
Royalty Payments	1.5(d)
Royalty Payments	1.5(d)
Seller	Introduction
Seller Disclosure Schedule	Article II
Seller Indemnitees	5.2(b)
Seller Intercompany Agreements	1.2(g)
Set-Off Period	5.5(a)
Taxing Authority	Definition of “Tax”
Third Party Payments	1.5(c)
Trademark Assignment	1.9(d)
Transition Services	4.8(a)

Section 6.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed telecopy; the day after it is sent, if sent for next day delivery to a U.S. or Canadian address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

If to Buyer:

Mati Therapeutics Inc.

[***]

Austin, Texas, USA 78746

Facsimile:

Attention: Bob Butchofsky

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Facsimile: (650) 463-2600

Attention: Alan C. Mendelson, Esq.

If to Seller:

QLT Inc.

887 Great Northern Way

Vancouver, BC V5T 4T5

Canada

Facsimile: (604) 873-0816

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Facsimile: (617) 310-9623

Attention: James E. Dawson, Esq.

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as such laws are applied to agreements between residents of the State of New York that are entered into in the State of New York.

Section 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.5 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 6.6 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the Parties hereto.

Section 6.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.8 Assignability. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party except that (a) Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer without the prior written consent of Seller provided that such assignee continues to be an Affiliate of Buyer; (b) Seller may assign its rights and obligations hereunder to any acquiror of all or substantially all of the assets of Seller, including an assignment by operation of law, without the prior written consent of Buyer and (c) Seller may assign any or all of its right to receive payments hereunder without the prior written consent of Buyer; provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder; provided, further, no such assignment, or series or assignments, shall result in either (i) Buyer being obligated to pay the Purchase Price or any portion thereof to more than one Person, (ii) Buyer being required to register, or being deemed to be in violation of registration obligations with respect to, any securities under the Securities Act of 1933, as amended, or becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to Section 12(b), 12(g) or 15(d) thereof, or becoming subject to the application of similar securities laws in any other jurisdiction, or (iii) Buyer being deemed to be in privity of contract with, or to owe fiduciary duties directly to, more than five Persons (excluding holders of securities that are unrelated to the transactions pursuant to this Agreement), in each case without Buyer’s prior written consent. Any assignment contrary to the provisions of this Section 6.8 shall be null and void. To the extent any assignment by Buyer of its rights or obligations hereunder to a person or entity outside the United States or Canada would result in adverse withholding tax consequences to Seller, Buyer shall pay Seller additional amounts sufficient to put Seller in the position Seller would have occupied but for such transfer or exercise of such rights or obligations, limited to the amount of withholding pursuant to the applicable reduced withholding tax rate provided for in the applicable income tax treaty, if any, between Canada and the jurisdiction of the party exercising Buyer’s rights or subject to Buyer’s obligations, provided that the benefits of such treaty are available.

Section 6.9 Enforcement.

(a) The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement (a “Dispute”). It is the objective of the Parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to attempt in good faith to resolve any such disagreements and thereafter to follow the procedures set forth in this Section 6.9 if and when a Dispute arises under this Agreement.

(b) Unless otherwise specifically set forth in this Agreement, a Dispute among the Parties will be resolved as provided in this Section 6.9. Any Disputes relating to this Agreement shall be presented to two (2) independent experts knowledgeable in the subject matter of the Dispute (the “Independent Experts”), one (1) being selected by Buyer and one (1) being selected by Seller, for resolution. In the event that the Independent Experts cannot resolve the Dispute within forty-five (45) days (or such other period of time as mutually agreed to by the Parties in writing) of being requested by a Party to resolve a Dispute, such Dispute may be referred to arbitration in accordance with the provisions of Section 6.9(c) by either Party.

(c) Any unresolved Dispute shall be resolved exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Following the satisfaction of the requirements of Section 6.9(b) above, either Party may invoke arbitration of a Dispute by serving on the other Party a written notice of arbitration, which shall specify with reasonable detail (i) the issue in Dispute, (ii) the claims asserted, and (iii) the remedy sought by the Party invoking arbitration. Each Party shall appoint one arbitrator to arbitrate the subject issue within fifteen (15) days of the date of the foregoing described notice. If one Party fails or refuses to appoint an arbitrator within such time period, then the first arbitrator appointed shall appoint a second arbitrator. Within fifteen (15) days of the last of those appointments, the two arbitrators shall appoint a third arbitrator. The arbitrators shall be knowledgeable in the subject matter of the issue in Dispute. Each Party appointing an arbitrator or for whom an arbitrator is appointed shall bear all costs and expenses associated with that arbitrator, and the cost and expenses associated with the third arbitrator shall be shared equally by the Parties. Any arbitration hearing pursuant to this Section 6.9(c) shall be held in the New York City, New York area. An award rendered in connection with an arbitration pursuant to this Section 6.9(c) shall be final and binding upon the Parties. The Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrations set forth in the award, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(d) THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO DISPUTES, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

Section 6.10 Interpretation Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but, depending on the context, not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

Section 6.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction.

Section 6.12 Obligations of Party’s Affiliates. Each Party shall cause its Affiliates that are entities to perform any obligations of such Party and its Affiliates that are entities in connection with the Purchased Assets and the consummation of the transactions contemplated by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

QLT INC.

By:
Name:
Title:

MATI THERAPEUTICS INC.

By:
Name:
Title:

Signature Page to Asset Purchase and Sale Agreement

EXHIBIT A

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is made and entered into as of [—], by QLT Inc., a company duly incorporated under the laws of British Columbia (“Seller”), in favor of Mati Therapeutics Inc., a company duly incorporated under the laws of Delaware (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Buyer is acquiring the Purchased Assets (as defined in the Purchase Agreement), on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, Seller and Buyer now seek to consummate the sale, conveyance, transfer and assignment of such Purchased Assets owned by Seller (other than such Purchased Assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Purchase Agreement).

NOW, THEREFORE, for and in consideration of the agreements and covenants contained in the Purchase Agreement, and the agreements and covenants contained herein, and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

(a) Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

(b) Under the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby sells, conveys, transfers and assigns to Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets (other than such Purchased Assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Purchase Agreement), free and clear of any Liens other than Permitted Liens. For the avoidance of doubt, Seller does not hereby sell, convey, transfer or assign to Buyer any Excluded Asset.

(c) This Bill of Sale shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, if applicable, permitted assigns. Each Party intends that this Bill of Sale shall not benefit or create any right or cause of action in any Person other than the Parties hereto.

(d) Nothing contained herein shall itself change, amend, extend or alter the terms or conditions of the Purchase Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

(e) This Bill of Sale shall be governed by and construed in accordance with the internal substantive laws of the State of New York as such laws are applied to agreements between residents of the State of New York that are entered into in the State of New York, without giving effect to principles of conflict of laws that would require the application of the laws of any other jurisdiction.

(f) This Bill of Sale may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute the Bill of Sale. Signatures may be transmitted via facsimile other electronic means, thereby constituting the valid signature and delivery of this Bill of Sale.

(g) Whenever possible, each provision or portion of any provision of this Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Bill of Sale is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Bill of Sale shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller caused this Bill of Sale to be executed as of the date first above written.

SELLER:
QLT INC.
By:
Name:
Title:

Accepted and acknowledged:

BUYER:

MATI THERAPEUTICS INC.
By:
Name:
Title:

Signature Page to Bill of Sale

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [—], by and between QLT Inc., a company duly incorporated under the laws of British Columbia (“Assignor”), and Mati Therapeutics Inc., a company duly incorporated under the laws of Delaware (“Assignee”). The Assignor and the Assignee are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Assignee is acquiring the Purchased Assets (as defined in the Purchase Agreement), on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to the Assignee and Assignee has agreed to assume from Assignor the Assumed Liabilities, as defined in the Purchase Agreement, on the terms and subject to the conditions set forth in the Purchase Agreement.

NOW THEREFORE, for and in consideration of the agreements and covenants contained in the Purchase Agreement, and the agreements and covenants contained herein, and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. In accordance with and subject to the terms and conditions of the Purchase Agreement, Assignor hereby transfers, conveys, and assigns to Assignee, and Assignee hereby assumes and undertakes and agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for, in accordance with the terms and conditions thereof, all of the Assumed Liabilities.

3. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as such laws are applied to agreements between residents of the State of New York that are entered into in the State of New York, without giving effect to principles of conflict of laws that would require the application of the laws of any other jurisdiction.

4. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, if applicable, permitted assigns. Each Party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the Parties hereto.

5. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute this Agreement. Signatures may be transmitted via facsimile other electronic means, thereby constituting the valid signature and delivery of this Agreement.

6. This Agreement is subject in all respects to the terms and conditions of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

7. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ASSIGNOR:
QLT INC.
By:
Name:
Title:

ASSIGNEE:
MATI THERAPEUTICS INC.
By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

EXHIBIT C

PATENT ASSIGNMENT

This PATENT ASSIGNMENT (this “Assignment”), is made and entered into as of [—], by and between QLT Inc., a company duly incorporated under the laws of British Columbia (“Assignor”), and Mati Therapeutics Inc., a company duly incorporated under the laws of Delaware (“Assignee”).

RECITALS

WHEREAS, Assignor and Assignee are parties to an Asset Purchase and Sale Agreement dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign and transfer to Assignee, among other things, the entire right, title and interest in, to and under the patents and patent applications listed in Schedule A, including without limitation all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, and all patents which may be obtained thereon, (collectively, the “Patents”).

ASSIGNMENT

1. NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee, its successors, legal representatives and assigns, the entire right, title and interest, including the right to sue for past infringement, in and to the Patents; and all applications for industrial property protection, including, without limitation, all applications for patents, utility models, and designs which may hereafter be filed for any invention within the Patents in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from any patent within the Patents under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable; and all forms of industrial property protection, including, without limitation, patents, utility models, inventors’ certificates and designs which may be granted for said invention in any country or countries and all extensions, renewals, oppositions, interferences, reexaminations and reissues thereof, the same to be held and enjoyed by Assignee, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, to the full end of the term or terms for which such patent or other industrial property protection may be granted, as fully and entirely as the same would have been held and enjoyed by Assignor, had this sale, assignment, transfer and set over not been made;

2. To the extent required by and subject to the terms of Section 4.6 of the Purchase Agreement, Assignor hereby covenants to and agrees and with Assignee, its successors, legal representatives and assigns, that Assignor will, whenever counsel of Assignee, or the counsel of its successors, legal representatives and assigns, shall advise that any proceeding in connection with the Patents, in any country, including without limitation opposition or interference proceedings, is lawful and desirable, or that any division, continuation or continuation-in-part of any application for patent or any reexamination, reissue or extension of any patent within the Patents, is lawful and desirable, sign all papers and documents, take all lawful oaths, and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of the Patents, without charge to Assignor, its successors, legal representatives and assigns, but at the cost and expense of Assignee, its successors, legal representatives and assigns; and

3. Assignor hereby requests the Commissioner for Patents to issue any patent within the Patents to Assignee as Assignee of the Patents for the sole use and benefit of Assignee, its successors, legal representatives and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be executed by a duly authorized representative thereof.

ASSIGNOR:
QLT INC.
By:
Name:
Title:

PROVINCE OF BRITISH COLUMBIA:

On                     , before me,                     , notary public, personally appeared [—] of QLT Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the Province of                     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(SEAL)
Notary Public

Signature Page to Patent Assignment

ASSIGNEE:
MATI THERAPEUTICS INC.
By:
Name:
Title:

STATE OF:

COUNTY OF:

On                     , before me,                     , notary public, personally appeared [—] of Mati Therapeutics Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.
(SEAL)
Notary Public

Signature Page to Patent Assignment

EXHIBIT D

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT (this “Assignment”), is made and entered into as of [—], by and between QLT Inc., a company duly incorporated under the laws of British Columbia (“Assignor”), and MATI THERAPEUTICS INC., a company duly incorporated under the laws of Delaware (“Assignee”).

RECITALS

WHEREAS, the Assignor and the Assignee are parties to an Asset Purchase and Sale Agreement dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign and transfer to Assignee, among other things, the entire right, title and interest in and to the trademarks and their corresponding logos, and the trademarks and the pending applications and registrations therefor identified in Schedule A hereto, including all variations, derivations, and combinations thereof, and all registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith (collectively the “Marks”).

ASSIGNMENT

1. NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, its successors, legal representatives and assigns, the entire right, title, and interest in and to the Marks, and all rights and privileges therein, and in and to any renewals and extensions that may be granted thereon and the goodwill developed through the use of the Marks; and

2. For the same consideration, Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any official of any country or countries foreign to the United States, whose duty it is to issue trademarks or other evidence or forms of industrial property protection on applications as aforesaid, to issue the same to Assignee, its successors, legal representatives and assigns, in accordance with the terms of this Assignment, and hereby grants the attorney of record the power to insert on this Assignment any further identification of the registered trademarks and the pending applications set forth on Schedule A that is necessary under the rules of the United States Patent and Trademark Office, and the office of any country or countries foreign to the United States, for recordation of this Assignment, and agrees, without further consideration, at Assignee’s expense, to execute and deliver such other documents that Assignee, its successors, legal representatives and/or assigns may reasonably request that are necessary under the rules of the United States Patent and Trademark Office, and the office of any country or countries foreign to the United States, for recordation of this Assignment; provided that Assignee shall be solely responsible for performing all activities in connection with recordation of this Assignment with the United States Patent and Trademark Office, and the office of any country or countries foreign to the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by a duly authorized representative thereof.

ASSIGNOR:

QLT INC.

By:
Name:
Title:

PROVINCE OF BRITISH COLUMBIA:

On             , before me,             , notary public, personally appeared [—] of QLT Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the Province of             that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(SEAL)
Notary Public

Signature Page to Trademark Assignment

ASSIGNEE:

MATI THERAPEUTICS INC.

By:
Name:
Title:

STATE OF:

COUNTY OF:

On             , before me,             , notary public, personally appeared [—] of Mati Therapeutics Inc., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of             that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(SEAL)
Notary Public

Signature Page to Trademark Assignment

EXHIBIT E

[***]

EXHIBIT F

BANKRUPTCY PROVISION

Notwithstanding any other provision of this Certificate of Incorporation, in no event will the Corporation approve or take any action to, voluntarily commence, or consent to or fail to contest the commencement of, any judicial insolvency proceeding, including without limitation any proceeding under the U.S. Bankruptcy Code, or make any assignment for the benefit of creditors or any creditors’ composition, or initiate any similar non-judicial procedure for the arrangement of debts generally, related to the foregoing, nor will the Board of Directors approve or consent to any action in contravention of the foregoing. This provision (i) shall remain in effect until the earlier of [***] and (ii) shall be amended, removed, modified, limited or waived in any way only with the written consent of QLT (or its successors or assigns).

Exhibit B

Form of Option Extension Notice

QLT Inc.

887 Great Northern Way

Vancouver, BC V5T 4T5

Canada

Attn: Chief Executive Officer

Gentlemen/Ladies:

Reference is made to that certain Option Agreement (the “Option Agreement”), dated as of December [—], 2012, by and between QLT Inc., a company duly incorporated under the laws of British Columbia ( “Optionor”) and Mati Therapeutics Inc., a Delaware corporation (“Optionee”). Capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Option Agreement.

Pursuant to Section 1.3 of the Option Agreement, Optionee hereby elects to extend the Option Period for a period of 30 days from the [DATE OF EXPIRATION OF CURRENT OPTION PERIOD] (the “Option Extension Date”). This letter constitutes an Option Extension Notice. Simultaneously with the delivery of this Option Extension Date, Optionee is paying to Optionor an amount equal to one hundred thousand U.S. dollars ($100,000) in immediately available funds, which funds are being wired to the following account:

[***]

Sincerely,

MATI THERAPEUTICS INC.

By:
Its:

Exhibit C

Form of Option Exercise Notice

QLT Inc.

887 Great Northern Way

Vancouver, BC V5T 4T5

Canada

Attn: Chief Executive Officer

Gentlemen/Ladies:

Reference is made to that certain Option Agreement (the “Option Agreement”), dated as of December [—], 2012, by and between QLT Inc., a company duly incorporated under the laws of British Columbia ( “Optionor”) and Mati Therapeutics Inc., a Delaware corporation (“Optionee”). Capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Option Agreement.

Pursuant to Section 1.4 of the Option Agreement, Optionee hereby elects to purchase from Optionor the Purchased Assets and to enter into the Asset Purchase Agreement. This letter constitutes the Option Exercise Notice.

Sincerely,

MATI THERAPEUTICS INC.

By:
Its: